Exhibit 99.1

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations - (215) 761-1414
Wendell Potter, Media Relations - (215) 761-4450

CIGNA REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

Earnings Reflect Continued Strong Results in Each of the Health and Related Benefits Businesses

PHILADELPHIA, February 8, 2006 -- CIGNA Corporation (NYSE: CI) today reported net income of $224 million, or $1.78 per share1, for the fourth quarter of 2005 compared with $558 million, or $4.16 per share1, for the same period last year.

For full year 2005, net income was $1.64 billion, or $12.63 per share1, compared with $1.44 billion, or $10.43 per share1, in 2004.

CIGNA's adjusted income from operations2 was $249 million, or $1.98 per share1, for the fourth quarter of 2005 versus $323 million, or $2.41 per share1, for the same period last year. Adjusted income from operations for the fourth quarter of 2005 includes better than expected results in CIGNA's health and related benefits businesses.

For full year 2005, adjusted income from operations was $1.06 billion, or $8.14 per share1, compared with $1.04 billion, or $7.55 per share1, in 2004.

“All of our businesses performed well in the fourth quarter and throughout 2005,” said H. Edward Hanway, chairman and chief executive officer of CIGNA Corporation. “Our health care, group disability and life and international operations generated strong results reflecting our ability to deliver innovative health and related benefits programs to meet customers’ needs. We also stabilized our health care membership and set the stage for membership growth in 2006. We are confident that we will succeed in the marketplace by using our strengths and capabilities in consumerism to enhance and improve the health and well-being of our members.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations (after-tax; dollars in millions, except per share amounts):

	Three months ended
	Dec. 31, 2005	Dec. 31, 2004	Sept. 30, 2005
Adjusted income from operations	$249	$323	$251
Realized investment gains (losses), net	(29)	70	6
Special items,[3] net	4	165	2
Income from continuing operations	224	558	259

Net income	$224	$558	$259
Adjusted income from operations, per share[1]	$1.98	$2.41	$1.94
Income from continuing operations, per share[1]	$1.78	$4.16	$2.00
Net income per share[1]	$1.78	$4.16	$2.00

•	Consolidated revenues were $4.2 billion for the fourth quarter of 2005 and $4.3 billion for the fourth quarter of 2004.

•
Health care medical claims payable[4] were approximately $800 million at December 31, 2005 and $1.1 billion at December 31, 2004. The decline primarily reflects the impact of favorable prior year claim development. The prior year development was driven by the emergence of favorable claim experience, primarily resulting from effective provider contracting and medical management. Improved claim processing efficiency and lower membership also contributed to the lower reserve balance at December 31, 2005.

•
The company repurchased on the open market approximately 5.0 million shares of its stock for $566 million during the fourth quarter of 2005 and approximately 15.4 million shares for $1.6 billion for the full year 2005. In January 2006, the company repurchased approximately 635,000 shares for $73 million. On January 25, 2006, CIGNA's Board of Directors increased the company’s stock repurchase authority by $500 million. As of February 8, 2006, the company has approximately $700 million of stock repurchase authority available.

•
Cash and investments at the parent company were approximately $1.0 billion at December 31, 2005 and $1.5 billion at December 31, 2004, reflecting continued strong dividends from subsidiaries and the impact of stock repurchase activity.

HIGHLIGHTS OF SEGMENT RESULTS

•	“Adjusted segment earnings” are adjusted income from operations[2], as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical products provided on full risk, retrospectively experience-rated and service-only funding bases, and specialty health care products, including behavioral, dental and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Fourth Qtr.	Fourth Qtr.		Third Qtr.
	2005	2004	Change	2005	Change

Adjusted Segment Earnings, After-Tax	$160	$230	(30)%	$164	(2)%
Premiums and Fees	$2,621	$2,609	--	$2,513	4%
Segment Margin, After-Tax[5]	5.4%	7.8%	(240) bps	5.8%	(40) bps

Total Medical Membership	9,090	9,701	(6)%	9,066	--

•
Adjusted segment earnings include favorable prior year claim development of $11 million after-tax for the fourth quarter 2005, $25 million after-tax for the third quarter 2005 and $1 million after-tax for the fourth quarter 2004. Excluding prior year claim development, the year-over-year decrease in adjusted segment earnings reflects reduced margins on experience-rated business compared to strong margins for the fourth quarter 2004, the effects of lower membership and higher operating expenses.

•	Health Care segment premiums and fees continued to reflect rate increases as well as the effects of lower membership.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Fourth Qtr.	Fourth Qtr.		Third Qtr.
	2005	2004	Change	2005	Change

Adjusted Segment Earnings, After-Tax	$52	$54	(4)%	$57	(9)%
Premiums and Fees	$548	$498	10%	$508	8%
Segment Margin, After-Tax[5]	7.9%	8.8%	(90) bps	9.1%	(120) bps

•	The modest year-over-year decrease in adjusted segment earnings reflects higher disability claim incidence and more normal mortality results in the life insurance business.

•	Premiums and fees reflect continued solid sales results and strong customer persistency.

International

•	This segment includes CIGNA’s life, accident and health insurance and expatriate benefits businesses operating in selected international markets.

Financial Results (dollars in millions):

	Fourth Qtr.	Fourth Qtr.		Third Qtr.
	2005	2004	Change	2005	Change

Adjusted Segment Earnings, After-Tax	$23	$18	28%	$24	(4)%
Premiums and Fees	$320	$281	14%	$316	1%
Segment Margin, After-Tax[5]	6.8%	6.0%	80 bps	7.2%	(40) bps

•	Adjusted segment earnings in the quarter benefited from continued growth in the life, accident and health insurance businesses, particularly in South Korea.

•	The increase in premiums and fees over the fourth quarter 2004 is principally due to growth in the life, accident and health insurance and expatriate benefits businesses.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Fourth Qtr.	Fourth Qtr.		Third Qtr.
	2005	2004	Change	2005	Change
Run-off Retirement	$5	$11	(55)%	$0	--
Run-off Reinsurance	$(21)	$(38)	45%	$(3)	--
Other Operations	$35	$71	(51)%	$25	40%
Corporate	$(5)	$(23)	78%	$(16)	69%

•
The year-over-year decline in Run-off Retirement results is due to lower deferred gain amortization on the sale of the retirement benefits business, resulting from the acceleration in prior quarters of underlying contract transfers to the buyer.

•
Results in Run-off Reinsurance reflect modest reserve increases for guaranteed minimum income benefit contracts and an increase in the allowance for uncollectible reinsurance, net of reinsurance recoverable settlements.

•
The year-over-year decline in Other Operations reflects less favorable mortality and the absence in fourth quarter 2005 of favorable reserve changes for leveraged corporate-owned life insurance (COLI) comparable to those recorded in fourth quarter 2004.

•
Corporate results for the quarter reflect lower stock compensation expense, a favorable tax adjustment, and the absence in fourth quarter 2005 of expenses comparable to those recorded in fourth quarter 2004 related to the sold retirement business.

OUTLOOK

•
CIGNA currently estimates full year 2006 consolidated adjusted income from operations[2,3,6] to be in the range of $900 million to $960 million, or $7.25 to $7.70 per share[1], including $600 million to $650 million for the Health Care segment.

•
CIGNA currently estimates first quarter 2006 consolidated adjusted income from operations[2,3,6] to be in the range of $205 million to $225 million, or $1.65 to $1.80 per share[1], including $140 million to $150 million for the Health Care segment.

•	CIGNA’s earnings per share outlook excludes the impact of any future share repurchase.

•	Management will provide additional information about the 2006 earnings outlook on CIGNA's fourth quarter 2005 earnings call.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s web site in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call, on which management will review fourth quarter 2005 results and provide the full year and first quarter 2006 outlook, is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/general/about/investor/events.html).

*Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.
Adjusted income from operations is income from continuing operations before realized investment results and special items (which are identified and quantified in Note 3). Adjusted income from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is income from continuing operations. See Exhibit 2 for a reconciliation, by segment, of fourth quarter and full year 2005 and 2004 GAAP income from continuing operations to adjusted income from operations.

3.	The special items included in net income and income from continuing operations, but excluded from adjusted income from operations, adjusted segment earnings and the calculation of segment margins are:

Fourth Quarter 2005
•	After-tax gain of $4 million resulting from the accelerated recognition of a portion of the deferred gain on the sale of CIGNA's retirement benefits business (“the accelerated deferred gain”).

Third Quarter 2005
•	After-tax gain of $2 million resulting from the accelerated deferred gain.

Fourth Quarter 2004
•	After-tax gain of $141 million resulting from the accelerated deferred gain.
•	After-tax benefit of $28 million related to a federal income tax recovery.
•
After-tax net charge of $16 million related to derivative accounting and the transfer of separate account liabilities associated with the modified coinsurance arrangements resulting from the sale of the retirement benefits business.

•	After-tax gain of $12 million related to the sale of the TimesSquare Capital Management business.

4.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $1.2 billion as of December 31, 2005 and $1.6 billion as of December 31, 2004.

5.
Segment margins in this press release are calculated by dividing adjusted segment earnings (income from continuing operations before realized investment results and special items) by revenues excluding realized investment results.

6.
Information is not available for management to reasonably estimate future net income or income from continuing operations at this time. Full year 2006 net income and income from continuing operations will include realized investment results, which are not predictable, and special items. Special items for full year 2006 may include any gain resulting from a decision by the buyer of the retirement benefits business to terminate their contract with CIGNA relating to the previously sold single premium annuity business, and may include additional accelerated recognition of the deferred gain on the sale of the retirement benefits business and additional charges associated with a modified coinsurance arrangement. Other than these items, information is not available for management to identify or reasonably estimate 2006 special items.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA's filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. Forward-looking statements in this press release include information regarding, among other things, the company's earnings estimates for the full year and first quarter 2006. You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA's employee benefits businesses;
3.
challenges and risks associated with implementing the improvement initiatives in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected and that health care membership does not grow;

4.	risks associated with the amount and timing of gain recognition on the sale of CIGNA's retirement benefits business;
5.
risks associated with pending and potential state and federal class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA's businesses and the outcome of pending government proceedings and federal tax audits;

6.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses, primarily the health care business;
7.	significant changes in interest rates;
8.	downgrades in the financial strength ratings of CIGNA's insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
9.
limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries' financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.
inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures and forward contracts and in matching such contracts to the underlying equity risk);

11.
adjustments to the reserve assumptions and other considerations (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

12.
adjustments to the assumptions (including annuity election rates) used in estimating CIGNA's assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

13.
significant stock market declines, which could, among other things, result in increased pension expenses in CIGNA's pension plan in future periods and the recognition of additional pension obligations;

14.
unfavorable claims experience related to workers' compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;
16.	changes in federal laws, such as amendments to income tax laws, which could affect the taxation of employer provided benefits, and pension legislation, which could increase pension cost;
17.
potential public health epidemics and bio-terrorist activity, which could, among other things, cause our covered medical expenses and mortality experience to rise significantly and cause operational disruption, depending on the severity of the event and number of individuals affected;

18.	risks associated with security or interruption of information systems, which could among other things cause operational disruption; and

19.
risk factors detailed in CIGNA's Form 10-K for the year ended December 31, 2004, and Form 10-Q for the quarter ended September 30, 2005, including the Cautionary Statement in Management's Discussion and Analysis.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.

				Exhibit 1
CIGNA CORPORATION COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

REVENUES
Premiums and fees	$3,544	$3,482	$13,695	$14,236
Net investment income	364	345	1,359	1,643
Other revenues (1)	337	439	1,637	1,774
Realized investment gains (losses)	(35)	76	(7)	523
Total	$4,210	$4,342	$16,684	$18,176

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)
Health Care	$160	$230	$702	$791
Disability and Life	52	54	227	183
International	23	18	102	76
Run-off Retirement	5	11	13	98
Run-off Reinsurance	(21)	(38)	(50)	(115)
Other Operations	35	71	119	130
Corporate	(5)	(23)	(56)	(122)

Total	$249	$323	$1,057	$1,041

INCOME (LOSS) FROM CONTINUING OPERATIONS (2)
Health Care	$155	$236	$689	$778
Disability and Life	45	70	223	202
International	23	18	109	77
Run-off Retirement	7	164	214	578
Run-off Reinsurance	(25)	(33)	(52)	(110)
Other Operations	24	98	119	166
Corporate	(5)	5	(12)	(114)
Total	$224	$558	$1,290	$1,577

DILUTED EARNINGS PER SHARE:
Income from continuing operations before realized
investment gains (losses) and special items	$1.98	$2.41	$8.14	$7.55

Realized investment gains (losses), net of taxes	(0.23)	0.52	(0.08)	2.62
Special items, after-tax	0.03	1.23	1.88	1.27

Income from continuing operations	1.78	4.16	9.94	11.44

Income from discontinued operations	-	-	2.69	-

Income before cumulative effect of accounting change	1.78	4.16	12.63	11.44
Cumulative effect of accounting change, net of taxes	-	-	-	(1.01)
Net income	$1.78	$4.16	$12.63	$10.43
Weighted average shares (in thousands)	125,561	133,980	129,806	137,884

SHAREHOLDERS' EQUITY at December 31:			$5,374	$5,203

SHAREHOLDERS' EQUITY PER SHARE at December 31:			$44.34	$39.41

(1) Includes the following items:
- Pre-tax results from certain derivatives recorded in run-off reinsurance operations ($20 million loss for the fourth quarter of 2005, $48 million loss for the year ended December 31, 2005, $138 million loss for the fourth quarter of 2004 and $165 million loss for the year ended December 31, 2004). CIGNA recorded corresponding offsets in other benefit expenses to adjust liabilities for certain specialty life reinsurance contracts.
- Experience-rated pension trading portfolio gains recorded in run-off retirement prior to sale ($165 million for the year ended December 31, 2004). These results are offset by amounts included in other benefit expenses.
- Pre-tax accelerated amortization ($7 million for the fourth quarter of 2005, $322 million for the year ended December 31, 2005, $216 million for the fourth quarter of 2004 and $342 million for the year ended December 31, 2004) of deferred gain on sale of retirement benefits business.
- Pre-tax benefit of $6 million ($4 million after-tax) for the year ended December 31, 2005 related to an IRS tax settlement.
- Pre-tax charge of $25 million ($16 million after-tax) for the fourth quarter of 2004 and $39 million ($25 million after-tax) for the year ended December 31, 2004 associated with a modified coinsurance arrangement related to the run-off retirement business.

(2) See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to income (loss) from continuing operations in accordance with generally accepted accounting principles (GAAP).

Exhibit 2

CIGNA Corporation
Supplemental Financial Information
Adjusted Income from Operations
(Dollars in millions, except per share amounts)

			Disability				Run-off		Run-off
	Health Care		& Life		International		Retirement		Reinsurance
Three Months Ended December 31,	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004

Income (loss) from continuing operations *	$155	$236	$45	$70	$23	$18	$7	$164	$(25)	$(33)

Realized investment results, net of taxes	5	(6)	7	(16)	-	-	2	(28)	4	(5)

Special items, after-tax:
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	-	-	(4)	(141)	-	-
Charge associated with modified coinsurance arrangement	-	-	-	-	-	-	-	16	-	-
Federal income tax recovery	-	-	-	-	-	-	-	-	-	-
TimesSquare gain on sale	-	-	-	-	-	-	-	-	-	-

Adjusted income (loss) from operations	$160	$230	$52	$54	$23	$18	$5	$11	$(21)	$(38)

							Diluted
	Other						Earnings
	Operations		Corporate		Consolidated		Per Share
Three Months Ended December 31,	2005	2004	2005	2004	2005	2004	2005	2004

Income (loss) from continuing operations *	$24	$98	$(5)	$5	$224	$558	$1.78	$4.16

Realized investment results, net of taxes	11	(15)	-	-	29	(70)	0.23	(0.52)

Special items, after-tax:
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	(4)	(141)	(0.03)	(1.05)
Charge associated with modified coinsurance arrangement	-	-	-	-	-	16	-	0.12
Federal income tax recovery	-	-	-	(28)	-	(28)	-	(0.21)
TimesSquare gain on sale	-	(12)	-	-	-	(12)	-	(0.09)

Adjusted income (loss) from operations	$35	$71	$(5)	$(23)	$249	$323	$1.98	$2.41

	Health		Disability				Run-off		Run-off
Year Ended December 31,	Care		& Life		International		Retirement		Reinsurance
	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004

Income (loss) from continuing operations *	$689	$778	$223	$202	$109	$77	$214	$578	$(52)	$(110)

Realized investment results, net of taxes	(1)	(15)	4	(20)	-	(1)	(5)	(296)	2	(5)

Special items, after-tax:
IRS tax settlement	-	-	-	-	(7)	-	-	-	-	-
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	-	-	(204)	(220)	-	-
Charge for cost reduction programs	14	28	-	1	-	-	-	-	-	-
Charge associated with modified coinsurance arrangement	-	-	-	-	-	-	8	25	-	-
Federal income tax recovery	-	-	-	-	-	-	-	-	-	-
TimesSquare gain on sale	-	-	-	-	-	-	-	-	-	-
Charge for SOP 03-01	-	-	-	-	-	-	-	11	-	-

Adjusted income (loss) from operations	$702	$791	$227	$183	$102	$76	$13	$98	$(50)	$(115)

							Diluted
	Other						Earnings
Year Ended December 31,	Operations		Corporate		Consolidated		Per Share
	2005	2004	2005	2004	2005	2004	2005	2004

Income (loss) from continuing operations *	$119	$166	$(12)	$(114)	$1,290	$1,577	$9.94	$11.44

Realized investment results, net of taxes	11	(24)	-	-	11	(361)	0.08	(2.62)

Special items, after-tax:
IRS tax settlement	(11)	-	(63)	-	(81)	-	(0.62)	-
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	(204)	(220)	(1.57)	(1.60)
Charge for cost reduction programs	-	-	19	20	33	49	0.25	0.36
Charge associated with modified coinsurance arrangement	-	-	-	-	8	25	0.06	0.18
Federal income tax recovery	-	-	-	(28)	-	(28)	-	(0.20)
TimesSquare gain on sale	-	(12)	-	-	-	(12)	-	(0.09)
Charge for SOP 03-01	-	-	-	-	-	11	-	0.08

Adjusted income (loss) from operations	$119	$130	$(56)	$(122)	$1,057	$1,041	$8.14	$7.55

* Income (loss) from continuing operations is presented in accordance with generally accepted accounting principles (GAAP).